INTERIM INVESTMENT ADVISORY AGREEMENT

Between

NORTHERN LIGHTS FUND TRUST IV

and

COPPER PLACE GLOBAL CAPITAL, LLC

This AGREEMENT is made as of April 4, 2024 between NORTHERN LIGHTS FUND TRUST IV, a Delaware statutory trust (the “Trust”), and Copper Place Global Capital, LLC, a Delaware Limited liability Company (the “Adviser”), located at 8504 NE 15th Street, Clyde Hill, WA 98004.

RECITALS:

WHEREAS, the Trust is an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Act”);

WHEREAS, the Trust is authorized to issue shares of beneficial interest in separate series, each having its own investment objective or objectives, policies and limitations;

WHEREAS, the Trust offers shares in the series named on Appendix A hereto (such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section 1.3, being herein referred to as a “Fund,” and collectively as the “Funds”);

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940;

WHEREAS, on April 3, 2024, the Adviser acquired all assets and liabilities of R Cubed Global Capital LLC, the prior investment adviser of the Fund, pursuant to an Assignment Agreement;

WHEREAS, the Adviser has entered into this Agreement, in part, as the result of the termination of the investment advisory agreement (the “Prior Advisory Agreement”) upon the assignment of the prior investment adviser;

WHEREAS, the Board of Trustees (the “Board”) of the Trust, all of whom are not “interested persons” of the Trust as that term is defined in the Act (“Independent Trustees”), have determined that the scope and quality of services to be provided to the Trust under this Agreement will be at least equivalent to the scope and quality of services provided under the Prior Advisory Agreement, and that the portfolio managers for the Fund will remain the same as those providing such services under the Prior Advisory Agreement;

WHEREAS, the material terms and conditions of this Agreement are the same as the terms in the Prior Advisory Agreement, except for those specific terms and conditions required by Rule 15a-4 under the Act;

WHEREAS, the Board has voted to approve this Agreement; and

WHEREAS, the Trust desires to retain the Adviser to render investment advisory services to the Trust with respect to the Fund in the manner and on the terms and conditions hereinafter set forth;

NOW, THEREFORE, the parties hereto agree as follows:

1.        Services of the Adviser.

1.1 Investment Advisory Services. Subject to the supervision of the Board, the Adviser shall regularly provide the Fund with investment research, advice, management and supervision and shall furnish a continuous investment program for the Fund’s portfolio of securities and other investments. The Adviser shall determine from time to time what securities and other investments and instruments will be purchased, retained, sold or exchanged by the Fund and what portion of the assets of the Fund’s portfolio will be held in the various securities and other investments in which the Fund invests, and shall implement those decisions (including the execution of investment documentation and agreements), all subject to the provisions of the Trust’s Declaration of Trust and By-Laws (collectively, the “Governing Documents”), the Act and the applicable rules and regulations promulgated thereunder by the Securities and Exchange Commission (the “SEC”) and interpretive guidance issued thereunder by the SEC staff and any other applicable federal and state law, as well as the investment objectives, policies and restrictions of the Fund, and any other specific policies adopted by the Board and disclosed to the Adviser. The Adviser is authorized as the agent of the Trust to give instructions to the custodian of the Fund as to deliveries of securities and other investments and payments of cash for the account of the Fund. Subject to applicable provisions of the Act and direction from the Board, the investment program to be provided hereunder may entail the investment of all or substantially all of the assets of the Fund in one or more investment companies.

The Adviser will place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer, foreign currency dealer, futures commission merchant or others selected by it. In connection with the selection of such brokers or dealers and the placing of such orders, subject to applicable law, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to the Fund and/or the other accounts over which the Adviser or its affiliates exercise investment discretion. The Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Adviser and its affiliates have with respect to accounts over which they exercise investment discretion. The Board may adopt policies and procedures that modify and restrict the Adviser’s authority regarding the execution of the Fund’s portfolio transactions provided herein.

The Trust hereby authorizes any entity or person associated with the Adviser or any sub-adviser retained by the Adviser pursuant to Section 9 of this Agreement, which is a member of a national securities exchange, to effect any transaction on the exchange for the account of the Trust which is permitted by Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder, and the Trust hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv) provided the transaction complies with the Trust’s Rule 17e-1 policies and procedures.

1.2 Administrative Services. The Trust has engaged the services of an administrator. The Adviser shall provide such additional administrative services as reasonably requested by the Board of Trustees or officers of the Trust; provided, that the Adviser shall not have any obligation to provide under this Agreement any direct or indirect services to Trust shareholders, any services related to the distribution of Trust shares, or any other services which are the subject of a separate agreement or arrangement between the Trust and the Adviser. Subject to the foregoing, in providing administrative services hereunder, the Adviser shall:

1.2.1 Office Space, Equipment and Facilities. Provide such office space, office equipment and office facilities as are, in the Adviser’s sole discretion, reasonably adequate to fulfill the Adviser’s obligations hereunder.

1.2.2 Personnel. Provide, without remuneration from or other cost to the Trust, the services of individuals competent to perform the administrative functions, which are not performed by employees or other agents engaged by the Trust or by the Adviser acting in some other capacity pursuant to a separate agreement or arrangement with the Trust.

1.2.3 Agents. Provide reasonable assistance to the Trust in selecting and coordinating the activities of the other agents engaged by the Trust, including the Trust’s shareholder servicing agent, custodian, administrator, independent auditors and legal counsel.

1.2.4 Trustees and Officers. Authorize and permit the Adviser’s directors, officers and employees who may be elected or appointed as Trustees or officers of the Trust to serve in such capacities, without remuneration from or other cost to the Trust.

1.2.5 Books and Records. Assure that all financial, accounting and other records required to be maintained and preserved by the Adviser on behalf of the Trust are maintained and preserved by it in accordance with applicable laws and regulations.

1.2.6 Reports and Filings. Provide reasonable assistance in the preparation of (but not pay for) all periodic reports by the Fund to its shareholders and all reports and filings required to maintain the registration and qualification of the Fund and Fund shares, or to meet other regulatory or tax requirements applicable to the Fund, under federal and state securities and tax laws.

1.3 Additional Series. In the event that the Trust establishes one or more series after the effectiveness of this Agreement (“Additional Series”), Appendix A to this Agreement may be amended to make such Additional Series subject to this Agreement upon the approval of the Board of Trustees of the Trust and the shareholder(s) of the Additional Series, in accordance with the provisions of the Act. The Trust or the Adviser may elect not to make any such series subject to this Agreement.

1.4 Change in Management or Control. The Adviser shall provide at least thirty (30) days’ prior written notice to the Trust of any material change in the ownership or management of the Adviser, or any event or action that may constitute a change in “control,” as that term is defined in Section 2 of the Act. The Adviser shall provide prompt notice of any change in the portfolio manager(s) responsible for the day-to-day management of the Fund.

2. Expenses. The Adviser shall pay all of the expenses of the Fund, except for: (i) the fee payment under this Agreement, (ii) any front-end or contingent deferred loads; (iii) brokerage fees and commissions, (iv) any Rule 12b-l fees, (v) acquired fund fees and expenses; (vi) fees and expenses associated with investments in other collective investment vehicles or derivative instruments (including for example option and swap fees and expenses); (vii) borrowing costs (such as interest and dividend expense on securities sold short); (viii) taxes; and (ix) extraordinary expenses, such as litigation expenses (which may include indemnification of Fund officers and Trustees, contractual indemnification of Fund service providers (other than the Adviser)).

3.        Advisory Fee

3.1 Advisory Fee. As compensation for all services rendered, facilities provided and expenses paid or assumed by the Adviser under this Agreement, the Fund shall pay the Adviser on the last day of each month, or as promptly as possible thereafter, a fee calculated by applying a monthly rate, based on an annual percentage rate, to the Fund’s average daily net assets for the month (the “Advisory Fee”). The annual percentage rate applicable to the Fund is set forth in Appendix A to this Agreement, as it may be amended from time to time in accordance with Section 1.3 of this Agreement. If this Agreement shall be effective for only a portion of a month with respect to a Fund, the aforesaid fee shall be prorated for the portion of such month during which this Agreement is in effect for the Fund.

The fee earned under this Agreement will be computed monthly by the Trust and held in an interest-bearing escrow account with the Fund’s custodian or a bank. If a majority of a Fund's outstanding voting securities approve a long-term advisory agreement with the Adviser by the end of the duration of this Agreement, the amount in the escrow account earned with respect to that Fund, including interest earned (if any), will be paid to the Adviser. If a majority of the Fund's outstanding voting securities do not approve a long-term advisory agreement with the Adviser, the Adviser will be paid out of the escrow account, the lesser of (i) any costs incurred in performing under the Agreement (plus interest earned while in escrow) or (ii) the total amount in the escrow account (plus interest earned).

4.        Proxy Voting

The Adviser will vote, or make arrangements to have voted, all proxies solicited by or with respect to the issuers of securities in which assets of a Fund may be invested from time to time. Such proxies will be voted in a manner that you deem, in good faith, to be in the best interest of the Fund and in accordance with your proxy voting policy. The Adviser agrees to provide a copy of its proxy voting policy to the Trust prior to the execution of this Agreement, and any amendments thereto promptly.

5.        Records

5.1 Tax Treatment. Both the Adviser and the Trust shall maintain, or arrange for others to maintain, the books and records of the Trust in such a manner that treats the Fund as a separate entity for federal income tax purposes.

5.2 Ownership. All records required to be maintained and preserved by the Trust pursuant to the provisions or rules or regulations of the Securities and Exchange Commission under Section 31(a) of the Act and maintained and preserved by the Adviser on behalf of the Trust are the property of the Trust and shall be surrendered by the Adviser promptly on request by the Trust; provided, that the Adviser may at its own expense make and retain copies of any such records.

6.        Reports to Adviser

The Trust shall furnish or otherwise make available to the Adviser such copies of the Fund's Prospectus, Statement of Additional Information, financial statements, proxy statements, reports and other information relating to its business and affairs as the Adviser may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement.

7.        Reports to the Trust

The Adviser shall prepare and furnish to the Trust such reports, statistical data and other information in such form and at such intervals as the Trust may reasonably request.

8.        Code of Ethics

The Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Act and will provide the Trust with a copy of the code and evidence of its adoption. The Adviser will provide to the Board of Trustees of the Trust at least annually or as more frequently reasonably requested by the Trust a written report that describes any issues arising under the code of ethics since the last report to the Board of Trustees, including, but not limited to, information about material violations of the code and sanctions imposed in response to the material violations; and which certifies that the Adviser has adopted procedures reasonably necessary to prevent “access persons” (as that term is defined in Rule 17j-1) from violating the code.

9.        Retention of Sub-Adviser

Subject to the Trust’s obtaining the initial and periodic approvals required under Section 15 of the Act, the Adviser may retain one or more sub-advisers, at the Adviser’s own cost and expense, for the purpose of managing the investments of the assets of one or more Fund of the Trust. Retention of one or more sub-advisers shall in no way reduce the responsibilities or obligations of the Adviser under this Agreement and the Adviser shall, subject to Section 11 of this Agreement, be responsible to the Trust for all acts or omissions of any sub-adviser in connection with the performance of the Adviser’s duties hereunder.

10.        Services to Other Clients

Nothing herein contained shall limit the freedom of the Adviser or any affiliated person of the Adviser to render investment management and administrative services to other investment companies, to act as investment adviser or investment counselor to other persons, firms or corporations, or to engage in other business activities.

11.        Limitation of Liability of Adviser and its Personnel

Neither the Adviser nor any director, manager, officer or employee of the Adviser performing services for the Trust at the direction or request of the Adviser in connection with the Adviser’s discharge of its obligations hereunder shall be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with any matter to which this Agreement relates, and the Adviser shall not be responsible for any action of the Trustees of the Trust in following or declining to follow any advice or recommendation of the Adviser or any sub-adviser retained by the Adviser pursuant to Section 9 of this Agreement; PROVIDED, that nothing herein contained shall be construed (i) to protect the Adviser against any liability to the Trust or its shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of the Adviser’s duties, or by reason of the Adviser’s reckless disregard of its obligations and duties under this Agreement, or (ii) to protect any director, manager, officer or employee of the Adviser who is or was a Trustee or officer of the Trust against any liability of the Trust or its shareholders to which such person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person's office with the Trust. Without limiting the fiduciary and contractual responsibilities of the Adviser, the Trust acknowledges and agrees that the Adviser does not guarantee the future performance of the Fund or any specific level of performance, the success of any investment decision or strategy that the Adviser may use, or the success of the Adviser’s overall management of the Fund. The federal securities laws impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of such rights which the Trust or the Fund may have under federal securities laws.

12.        Effect of Agreement

Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Declaration of Trust or its By-Laws or any applicable law, regulation or order to which it is subject or by which it is bound, or to relieve or deprive the Trustees of the Trust of their responsibility for and control of the conduct of the business and affairs of the Trust.

13.        Term of Agreement

13.1 Duration. This Agreement, unless sooner terminated as provided herein, shall become effective on or about April 4, 2024 (the “Effective Date”) and shall continue in effect until the earlier of: (i) the 150th day from the Effective Date or (ii) the effective date of a new investment advisory agreement between the Adviser and the Trust, on behalf of the Fund (the “New Advisory Agreement”).

13.2 Termination. This Agreement may be terminated as to the Fund at any time, without the payment of any penalty by the vote of the Trustees of the Trust or a majority of the Fund’s outstanding voting securities, on not more than 10 calendar days’ written notice to the Adviser. This Agreement will terminate automatically upon the effectiveness of the New Advisory Agreement. This Agreement may be terminated by the Adviser, at any time, upon 60 days’ written notice to the Trust.

14.        Amendment or Assignment of Agreement

Any amendment to this Agreement shall be in writing signed by the parties hereto; PROVIDED, that no such amendment shall be effective unless authorized (i) by resolution of the Trustees of the Trust, including the vote or written consent of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of either party hereto, and (ii) by vote of a majority of the outstanding voting securities of the Fund affected by such amendment if required by applicable law. This Agreement shall terminate automatically and immediately in the event of its assignment.

15.        Termination of Agreement

Notwithstanding whatever may be provided herein to the contrary, this Agreement may be terminated at any time with respect to one or more Fund, without payment of any penalty:

(i)       By vote of the Trust’s Board of Trustees, including the vote or written consent of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of either party hereto, or by “vote of a majority of the outstanding voting securities” of the Fund (as defined in the Act), in each case, upon not more than 60 days’ written notice to the Adviser;

(ii)       By any party hereto upon written notice to the other party in the event of a breach of any provision of this Agreement by the other party if the breach is not cured within 15 days of notice of the breach; or

(iii) By the Adviser upon 60 days’ written notice to the Trust.

16.        Use of Name

16.1       The Trust is named the Northern Lights Fund Trust IV and the Fund may be identified, in part, by the name “Northern Lights IV.”

16.2       The Fund may use the name “Copper Place Global Dividend ETF” or any variant thereof in connection with the name of the Fund, only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect. At such time as this Agreement shall no longer be in effect, the Fund shall cease to use such a name or any other similar name. In no event shall the Fund use the name “Copper Place Global Dividend ETF” or any variant thereof if Adviser’s functions are transferred or assigned to a company over which Adviser does not have control or with which it is not affiliated. In the event that this Agreement shall no longer be in effect or Adviser’s functions are transferred or assigned to a company over which Adviser does not have control or with which it is not affiliated, the Fund shall use its best efforts to legally change its name by filing the required documentation with appropriate state and federal agencies.

17.        Declaration of Trust

The Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust’s Declaration of Trust and agrees that the obligations assumed by the Trust or a Fund, as the case may be, pursuant to this Agreement shall be limited in all cases to the Trust or a Fund, as the case may be, and its assets, and the Adviser shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Trust. In addition, the Adviser shall not seek satisfaction of any such obligations from the Trustees or any individual Trustee. The Adviser understands that the rights and obligations of any Fund under the Declaration of Trust are separate and distinct from those of any and all other Funds. The Adviser further understands and agrees that no Fund of the Trust shall be liable for any claims against any other Fund of the Trust and that the Adviser must look solely to the assets of the pertinent Fund of the Trust for the enforcement or satisfaction of any claims against the Trust with respect to that Fund.

18.        Confidentiality

All records and other information relating to the Trust and the securities holdings of the Fund, and all communications between the Trust and the Adviser shall be treated as confidential and shall not be used by the receiving party or disclosed to any other person except as necessary for the receiving party to carry out its responsibilities set forth in this Agreement or except as (i) the disclosing party has approved the disclosure by the receiving party or (ii) such disclosure by the receiving party is required by law. Notwithstanding the foregoing, nothing will prevent or preclude either party from using or disclosing confidential information to its representatives, consultants, advisers or other agents (“Representatives”) for legal, regulatory and risk management purposes (including but not limited to internal or external audits, exams or reviews that may be conducted by such party, its affiliates or an applicable regulatory agency), provided that the disclosing party shall make any Representatives aware of the obligations of confidentiality under this Agreement and shall ensure compliance by such Representatives with this Section 18.

In addition, the Adviser and the Adviser’s officers, directors, members and employees are prohibited from receiving compensation or other consideration, for themselves or on behalf of a Fund, as a result of disclosing the Fund’s portfolio holdings. The Adviser agrees that, consistent with the Adviser’s code of ethics, neither the Adviser nor the Adviser’s officers, directors, members or employees may engage in personal securities transactions based on nonpublic information about a Fund’s portfolio holdings.

19.        Governing Law

This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles.

20.        Interpretation and Definition of Terms

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Act shall be resolved by reference to such term or provision of the Act and to interpretation thereof, if any, by the United States courts, or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission validly issued pursuant to the Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment” and “affiliated person,” as used in this Agreement shall have the meanings assigned to them by Section 2(a) of the Act. In addition, when the effect of a requirement of the Act reflected in any provision of this Agreement is modified, interpreted or relaxed by a rule, regulation or order of the Securities and Exchange Commission, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

21.        Captions

The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

22.        Execution in Counterparts

This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument, and any signatures may be delivered electronically via fax or email (in .pdf or other readable format).

23. Force Majeure

In the event any party is unable to perform its obligations or duties under the terms of this Agreement because of acts of God, strikes, riots, acts of war, equipment failures, power or other utility failures or damage or other cause beyond its reasonable control, such party shall not be liable for any and all losses, damage, costs, charges, counsel fees, payments, expenses or liability to any other party (whether or not a party to this Agreement) resulting from such failure to perform its obligations or duties under this Agreement or otherwise from such causes. This provision shall in no way excuse any party from any liability that results from the party’s failure to have in place appropriate and reasonable disaster recovery plans or business continuity plans designed to enable that party to perform its obligations and duties under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

NORTHERN LIGHTS FUND TRUST IV

By: /s/ Wendy Wang

Name: Wendy Wang

Title: President

COPPER PLACE GLOBAL CAPITAL, LLC

By: /s/ Cliff Remily

Name: Cliff Remily

Title: CEO

NORTHERN LIGHTS FUND TRUST IV

INVESTMENT ADVISORY AGREEMENT

APPENDIX A

FUNDS OF THE TRUST

NAME OF FUND	ANNUAL ADVISORY FEE AS A % OF AVERAGE NET ASSETS OF THE FUND
Copper Place Global Dividend ETF	0.88%